AMENDMENTS TO THE

CINGULAR WIRELESS LONG TERM COMPENSATION PLAN

(As Amended and Restated Effective as of January 1, 2005)

1.	The defined Term, “Retirement,” in Section 2.0 of the Plan is amended by deleting the current provision and replacing it with the following new definition:

“Retirement” means the termination of employment for reasons other than Death or Disability, on or after the date on which (1) the Participant is first eligible, upon Termination of Employment, for retiree health coverage in accordance with the terms of the Company’s health plan (or the health plans of SBC Communications Inc. (“SBC”) or BellSouth Corporation (“BellSouth”) with respect to certain Participants who transferred from BellSouth and SBC to Cingular Wireless LLC (“Cingular”) as part of the formation of Cingular and met certain age and service requirements at the time of their contribution to Cingular and whose retiree health coverage will be provided by either BellSouth or SBC) all as determined by the Company’s health plan and the administrator of such plan, in its sole discretion, (2) a Participant (who is also a participant in the AT&T 2006 Incentive Plan) is considered by AT&T Inc. to be eligible for “Retirement,” for purposes of the AT&T 2006 Incentive Plan or (3) the Participant is eligible to retire under any other guidelines established by the Administrator.

2.	Section 2.0 of the Plan is further amended by adding the following new defined terms:

“AT&T” means AT&T Inc.

“Cause” means willful and gross misconduct on the part of a Participant that is materially and demonstrably detrimental to the Company (or any subsidiary or affiliate of the Company) as determined by the Company in its sole discretion.

“Termination of Employment” means the event where the Participant is no longer an employee of the Company or of any Subsidiary or member of the Company’s controlled group of corporations or entities as determined by the Code (is this a defined term in their Plan?).”

3.	Sections 6.1(e) and 6.3(d) of the Plan are amended by adding the following new sentence at the end of the current sections:

“Awards payable to Participants who incur a Termination of Employment on or after November 1, 2007, shall be governed the provisions of Appendix A to the Plan.”

4.	Section 6.1(f) and 6.3(e) of the Plan are amended by adding the following new sentence at the end of the current sections:

“The Administrator also reserves the discretion to reduce or eliminate the amount of Dividend Equivalent Payments payable to a Participant following the Participant’s Termination of Employment.”

5.	A new Appendix A attached hereto and incorporated herein for all purposes, is hereby added to the Plan.

6.	The Plan is further amended by changing all references to “SBC Communications Inc.” throughout the Plan to read “AT&T Inc.” and all references to “SBC” throughout the Plan to read “AT&T.”

7.	Except as specifically provided for herein, all other provisions of the Plan shall remain in full force and effect.

Appendix A

Terminations of Employment on or

After November 1, 2007

Notwithstanding the provisions of Sections 6.1(e) and 6.3(d) of the Plan requiring a Participant to be actively employed on the last day of the Plan Year of any Performance Period and on the date of payment of any Award as a condition precedent to the payment of an Award (and the provisions related to payments in the event of Death, Disability and Retirement), Participants who do not meet these requirements due to a Termination of Employment on or after November 1, 2007, shall be eligible to receive the following payments for a Performance Period:

Reason for Termination of Employment	Payment of Performance Units, Performance Stock Units or Restricted Stock Units Granted for a Performance Period
Death or Disability (not eligible for Retirement)	The entire Award will be distributed in a lump sum payment in the year following the Participant’s Termination from Employment as if the Performance Goals were met at a level of 100%.
For Cause (even if eligible for Retirement)	The entire Award will be immediately forfeited at the time of the Participant’s Termination of Employment.
Other Reasons (not eligible for Retirement)

Participant’s Award is reduced and the Participant may receive no more than a pro-rated payout of the Award, based on the number of months during which the Participant was actively employed during the Performance Period.[1]

Retirement (all reasons except for Cause)

The entire Award may be paid out under the same terms as if the Participant were still actively employed by the Company or a Subsidiary on the last day of the last Plan Year of the Performance Period and on the date of payment of the Award.[1]

1Payment, if any, will be at the regular time for payment (i.e., following the completion of the Performance Period and certification by the Administrator of the Performance Goals and level of payment), and the Award payment will be based upon the Company’s actual results with respect to the Performance Goals and other conditions as set forth in the Plan and as determined by the Administrator. Also, within its sole discretion and without limitation, the Administrator may reduce or eliminate the Award before the payout of the Award, but only to the extent such Award would not have been payable but for this amendment.

Except as herein modified, the remaining provisions of Section 6.1(e) and 6.3(d) of the Plan, as applicable, shall remain in full force and effect.